EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	Contact:	Michael F. Brigham
July 21, 2003		President and Chief Executive Officer (207) 878-2770 Ext. 3106

IMMUCELL ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER

AND FIRST HALF OF 2003

PORTLAND, Maine – July 21, 2003 — ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and six month periods ended June 30, 2003.

During the three months ended June 30, 2003, product sales decreased by 58%, or $812,000, to $590,000, as compared to the same period in 2002. During the six months ended June 30, 2003, product sales decreased by 50%, or $1,575,000, to $1,605,000, as compared to the same period in 2002. In the fourth quarter of 2002, the Company accepted a payment of $930,000 in consideration for the early termination, effective October 1, 2002, of a product license. Sales made under this license aggregated $915,000 and $1,642,000 during the three and six month periods ended June 30, 2002, respectively. Excluding these sales from the 2002 results, sales of the remaining proprietary products increased by 21% and 4% during the three and six month periods ended June 30, 2003, respectively, in comparison to the same periods in the prior year.

During the three months ended June 30, 2003, the Company recognized a loss before taxes of $201,000, an increase of $166,000 from the loss before taxes of $35,000 during the same period in 2002. After deducting direct selling expenses from its gross margin, the product that had been sold under the terminated license, described above, reduced the loss before taxes by $131,000 during the three months ended June 30, 2002. The net loss of $124,000, or $0.05 per share, during the three months ended June 30, 2003, increased by $102,000, in comparison to a net loss of $23,000, or $0.01 per share, during the same period in 2002.

During the six months ended June 30, 2003, the Company recognized income before taxes $979,000, an increase of 288%, or $726,000, from the income before taxes of $252,000 during the same period in 2002. In March 2003, the Company recognized $1,100,000 in other income from the sale of its interest in a joint venture that manufactures and sells lactoferrin in the human nutritional market. After deducting direct selling expenses from its gross margin, the product that had been sold under the terminated license, described above, contributed $228,000 to income before taxes during the six months ended June 30, 2002. Net income of $577,000, or $0.21 per diluted share, during the six months ended June 30, 2003, increased by 294%, or $431,000, in comparison to net income of $146,000, or $0.05 per diluted share, during the same period in 2002.

“Given the seasonal fluctuation in our sales and our commitment to fund the development of our Nisin-based mastitis treatment product, Mast Out™, we anticipated this quarterly loss and continue to anticipate possible quarterly losses during the second half of 2003 while maintaining annual profitability,” commented Michael F. Brigham, president and CEO. “We have just initiated a pre-pivotal field study of Mast Out to clarify and understand issues necessary to give us the best chance of success in the pivotal studies. Pending the results from this study, we could initiate the pivotal FDA trial by year-end with the objective of completing the trial in 2004.”

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Mast Out, a Nisin-based product being developed as an intra-mammary infusion treatment for mastitis, is the Company’s lead development program. Mastitis costs the U.S. dairy industry approximately 1.5 to 2 billion dollars per year. Most of that economic cost is due to the regulatory requirement to discard milk during the course of and following antibiotic treatments. Presently, the only FDA-approved mastitis therapies are antibiotics, the use of which contributes to the growing concern about antibiotic resistance. Nisin is a natural, safe antimicrobial peptide that is commonly used as a food preservative. The Company is seeking FDA approval of Mast Out, with a reduced or eliminated milk discard requirement.

During the three month period ended June 30, 2003, research and development expenses increased by 33%, or $71,000, to $289,000, comprising 47% of total revenues in 2003. During the six month period ended June 30, 2003, research and development expenses increased by 45%, or $187,000, to $604,000, comprising 35% of total revenues in 2003. During the three and six month periods ended June 30, 2003, the Company invested approximately $89,000 and $193,000, respectively, in significant, outside laboratory and related expenses pertaining to the development of Mast Out.

All rights to the Company’s DiffGAM technology that had been licensed to corporate partners have recently been returned to the Company without encumbrance. The Company has initiated the development of its own proprietary products utilizing this technology for potential human nutritional and equine applications. The human application of this technology involves the use of milk antibodies as an alternative to antibiotics in the treatment or prevention of Clostridium difficile-associated diarrhea. The Company saw a positive treatment effect in a preliminary human study of this product in 2000 and enhanced its intellectual property position by acquiring U.S. Patent No. 5,773,000 entitled “Therapeutic Treatment of Clostridium Difficile Associated Diseases” in October 2002.

The Company’s cash and short-term investments increased by 39%, or $1,236,000, to $4,376,000 at June 30, 2003, as compared to $3,143,000 at December 31, 2002. In the second quarter of 2002, the Company retired its mortgage debt one year in advance of its maturity and currently has no outstanding bank debt. Stockholders’ equity increased by 8%, or $581,000, to $7,536,000 at June 30, 2003, as compared to $6,955,000 at December 31, 2002.

ImmuCell Corporation is a biotechnology company that is developing products intended to help reduce the overuse of antibiotics in animal and human healthcare and is manufacturing and selling other products that improve animal health and productivity in the dairy and beef industry. The Company has been publicly held since 1987 and currently has approximately 2,741,000 shares of common stock outstanding with no preferred shares. ImmuCell Corporation press releases and other information about the Company are available at its corporate web site at http://www.immucell.com.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

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	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2003	2002	2003	2002
Revenues:
Product sales	$590	$1,402	$1,605	$3,181
Other revenues	27	155	139	273

Total revenues	617	1,557	1,744	3,454

Cost and expenses:
Product costs	284	843	709	1,705
Research and development expenses	289	217	604	417
Selling, general and administrative expenses	258	528	575	1,074

Total costs and expenses	831	1,588	1,888	3,196

Net operating (loss) income	(214)	(31)	(144)	258
Interest and other income (expense)	13	(4)	1,123	(6)

(Loss) income before taxes	(201)	(35)	979	252
Tax (credit) expense	(77)	(12)	402	106

Net (loss) income	$(124)	$(23)	$577	$146

Net (loss) income per common share:
Basic	$(0.05)	$(0.01)	$0.21	$0.05
Diluted	$(0.05)	$(0.01)	$0.21	$0.05

Weighted average common shares outstanding:
Basic	2,736	2,736	2,736	2,735
Diluted	2,736	2,736	2,794	2,874

	(Unaudited) At June 30, 2003	At December 31, 2002
(In thousands)
Cash and short-term investments	$4,376	$3,143
Total assets	8,117	7,513
Net working capital	5,401	4,228
Stockholders’ equity	$7,536	$6,955

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